Exhibit 99.1

[LOGO] Gentiva
       HEALTH SERVICES

--------------------------------------------------------------------------------

Press Release

Financial and Investor Contact:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com

Media Contact:
         David Fluhrer
         631-501-7102
         516-857-7231
         david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE
---------------------

          Gentiva(R) Reports Fourth Quarter and Full Year 2004 Results

Melville, N.Y., February 16, 2005 -- Gentiva Health Services, Inc. (NASDAQ:
GTIV), the nation's largest provider of comprehensive home health services, today announced its fourth quarter and full year 2004 financial results highlighted by:

      o Net revenues for the quarter ended January 2, 2005, which included 14 weeks of activity, of $225.5 million, a 10.6% increase over the $203.9 million reported in the 13 week quarter which ended December 28, 2003;

      o Net Income - As Reported per diluted share of $0.27 for the fourth quarter of 2004 and $1.00 for fiscal 2004;

      o Net Income - As Adjusted per diluted share for the fourth quarters of 2004 and 2003 of $0.19 and $0.15, respectively, and for fiscal 2004 and 2003 of $0.69 and $0.52, respectively (see Supplemental Information for a reconciliation between "Net Income - As Reported" and "Net Income - As Adjusted"); and

      o     Cash flow from operating activities of $34.9 million for fiscal
            2004.

         Gentiva's Medicare revenues for the fourth quarter of 2004 increased $9.2 million, or 18.4%, over the fourth quarter of 2003. This was the Company's sixth consecutive quarter of double-digit Medicare revenue growth. The increase was driven by growth in admissions, including admissions to Gentiva's expanding specialty programs, higher reimbursement rates compared with the prior year period, and various operational and clinical process enhancements.

      Revenues from Medicaid and Local Government sources were essentially flat in the fourth quarter versus the prior year period as the Company continued its strategy of limiting participation in certain low-margin, hourly Medicaid and state and county programs, while increasing skilled visits in other programs.

      The Company's Commercial Insurance and Other payer category achieved fourth quarter 2004 revenue growth of $13.4 million, or 11.7%. This growth reflects an increase in business development with various managed care customers, including TriWest Healthcare Alliance.

      Net Income - As Reported for the fourth quarter ended January 2, 2005 was $6.9 million, or $0.27 per diluted share, compared to net income of $41.8 million, or $1.53 per diluted share, for the fourth quarter ended December 28, 2003. The fourth quarter of 2003 included a one-time tax benefit resulting from the reversal of the remaining valuation allowance against net deferred tax assets. The fourth quarter 2004 results reflect a lower effective tax rate of 18.7% due to the recognition of certain state net operating loss carryforwards.

      Excluding special items in 2004 and the one-time tax benefit in 2003, and assuming a normal annualized tax rate in both periods, Net Income-As Adjusted for the fourth quarter of 2004 was $4.8 million, or $0.19 per diluted share, compared with $4.2 million, or $0.15 per diluted share, for the fourth quarter of 2003.

      Net revenues for the 2004 fiscal year, which included 53 weeks of activity, were $845.8 million, a 3.9% increase versus the $814.0 million reported in the 52-week period of fiscal 2003. The 2004 fiscal year amount included special items of $9.4 million related to Medicare revenues as described below. Excluding special items and revenues from CIGNA, net revenues for fiscal 2004 increased $53.4 million, or 10.2% while revenues from CIGNA declined 10.7%. As a result, CIGNA accounted for approximately 31% of Gentiva's total net revenues in fiscal 2004 versus approximately 36% in fiscal 2003.

      Net Income - As Reported for fiscal 2004 was $26.5 million, or $1.00 per diluted share, compared with $56.8 million, or $2.07 per diluted share, for fiscal 2003. Results for fiscal 2004 included special items related to the favorable settlement of the Company's Medicare cost report appeals for 1997 and 1998 (net of a revenue adjustment to reflect an industrywide repayment of certain Medicare reimbursements), a pre-tax gain of $0.9 million from the sale of a Canadian investment and an effective tax rate of 34.1%. The 2003 results included the tax benefits mentioned earlier.

      Net Income - As Adjusted for fiscal 2004 as compared to fiscal 2003 was $0.69 and $0.52 per diluted share, respectively. The 2004 adjusted results exclude the Medicare special items and the gain from the sale of the Canadian investment, and the 2003 adjusted results exclude the tax benefit relating to the reversal of the valuation allowance. Both 2004 and 2003 adjusted results assume a normalized tax rate of 39% of pre-tax income.

      The Company reported cash items and short-term investments of $113.0 million at year-end 2004 as compared to $117.4 million at year-end 2003. The 2003 year-end amount reflected certain reclassifications between cash and cash equivalents and accounts payable to conform to the presentation format adopted in 2004.

      "Gentiva reported a strong fourth quarter marked by double-digit Medicare revenue growth, a strong contribution from our expanding specialty programs, and a return to normal business operations by the end of the quarter despite the residual impact of third quarter hurricanes on our southeast operations," said Gentiva Chairman and CEO Ron Malone. "We are also pleased with the double-digit revenue growth in our Commercial Insurance and Other payer category achieved during the fourth quarter. Our partnership with CIGNA Healthcare remains strong even though revenues from that relationship declined during the fiscal year in line with our expectations.

      "Our solid cash flow permitted us to use about $8.2 million of cash to repurchase over 526,000 shares of Gentiva common stock during the quarter. During 2004, we used $38.4 million to purchase over 2.5 million shares and still ended the year with over $113 million in cash items and short-term investments, as well as no debt," Malone added. "Overall, we are pleased with our 2004 performance which puts us on a solid footing to pursue our growth strategies and achieve even better performance in 2005."

      Gentiva also updated its 2005 financial outlook that reaffirms full-year net revenues in a range of $870 million to $890 million, and changes expected net income to a range of $0.72 to $0.80 per diluted share. The net income range includes an expense of between $0.06 and $0.08 per diluted share that the Company expects to record during the second half of 2005 as a result of its adoption of the provisions of Financial Accounting Standards Board Statement No.123 (R), Share-Based Payment.

Non-GAAP Financial Measures

The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Webcast Details

The Company will comment further on its fourth quarter and fiscal 2004 results during its conference call and live webcast to be held Thursday, February 17, 2005, at 10:00 a.m. Eastern Time. To participate in the call from the United States or Canada, dial: (612) 332-0630. The webcast is an audio only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. To hear the webcast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within approximately 250 locations in 35 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,000 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

                            (Tables and notes follow)

(in 000's, except per share data)                            4th Quarter               Fiscal Year
                                                             -----------               -----------
                                                         2004          2003         2004         2003
                                                         ----          ----         ----         ----
                                                      (14 weeks)    (13 weeks)   (53 weeks)   (52 weeks)
Statements of Income
--------------------
        Net revenues                                   $ 225,541    $ 203,869    $ 845,764    $ 814,029
        Cost of services sold                            138,743      129,458      521,835      531,987
                                                       ----------------------    -----------------------
        Gross profit                                      86,798       74,411      323,929      282,042
        Selling, general and administrative expenses     (76,937)     (66,002)    (278,342)    (252,334)
        Depreciation and amortization                     (1,824)      (1,687)      (7,329)      (6,851)
                                                       ----------------------    -----------------------
        Operating income                                   8,037        6,722       38,258       22,857
        Gain on sale of Canadian investment                   --           --          946           --
        Interest income, net                                 439          166          977          441
                                                       ----------------------    -----------------------
        Income before income taxes                         8,476        6,888       40,181       23,298
        Income tax (expense) benefit                      (1,582)      34,883      (13,693)      33,468
                                                       ----------------------    -----------------------
        Net income                                     $   6,894    $  41,771    $  26,488    $  56,766
                                                       =======================   =======================

Earnings per Share
------------------
       Net income:
        Basic                                          $    0.29    $    1.62    $    1.07    $    2.16
                                                       =======================   =======================
        Diluted                                        $    0.27    $    1.53    $    1.00    $    2.07
                                                       =======================   =======================

       Weighted average shares outstanding:
        Basic                                             23,865       25,852       24,724       26,262
                                                       =======================   =======================
        Diluted                                           25,487       27,225       26,365       27,439
                                                       =======================   =======================

Condensed Balance Sheets
------------------------
ASSETS                                                Jan 2, 2005  Dec 28, 2003
------                                                -----------  ------------
 Cash and cash equivalents                             $ 81,010     $ 85,688 [A]
 Restricted cash                                         22,014       21,750
 Short-term investments                                  10,000       10,000
 Net receivables                                        132,002      132,998
 Deferred tax assets                                     23,861       26,464
 Prepaid expenses and other current assets                6,057        6,524
                                                      -----------------------
      Total current assets                              274,944      283,424

 Fixed assets, net                                       19,687       15,135
 Deferred tax assets, net                                21,233       28,025
 Other assets                                            16,234       15,929
                                                      -----------------------
     Total assets                                      $332,098     $342,513
                                                      =======================

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
 Accounts payable                                      $ 25,896     $ 23,504 [A]
 Payroll and related taxes                                9,356       12,932
 Medicare liabilities                                     9,949       12,736
 Cost of claims incurred but not reported                27,361       28,525
 Obligations under insurance programs                    34,660       37,200
 Other accrued expenses                                  31,117       32,230
                                                      -----------------------
      Total current liabilities                         138,339      147,127

 Other liabilities                                       21,819       18,207
 Shareholders' equity                                   171,940      177,179
                                                      -----------------------
      Total liabilities and shareholders' equity       $332,098     $342,513
                                                      =======================

 Common shares outstanding                               23,722       25,598
                                                      =======================

[A] Reflects reclassification of approximately $7.4 million which increases cash and cash equivalents and accounts payable to conform to the presentation format adopted in 2004.

                                                               Fiscal Year
                                                               -----------
Condensed Statements of Cash Flows                          2004         2003
----------------------------------                          ----         ----
                                                         (53 weeks)   (52 weeks)
OPERATING ACTIVITIES:
Net income                                               $  26,488    $  56,766
Adjustments to reconcile net income to net cash
provided by operating activities
 Depreciation and amortization                               7,329        6,851
 Provision for doubtful accounts                             6,722        7,684
 Gain on sale of Canadian investment                          (946)          --
 Loss (gain) on disposal / writedown of fixed assets         1,361         (209)
 Deferred income taxes                                       9,114      (35,035)
Changes in assets and liabilities, net of
  acquisitions/divestitures
 Accounts receivable                                        (5,726)     (15,604)
 Prepaid expenses and other current assets                      25        3,048
 Current liabilities                                       (10,372)       7,065
Other, net                                                     858          137
                                                         -----------------------
Net cash provided by operating activities                   34,853       30,703
                                                         -----------------------

INVESTING ACTIVITIES:
Purchase of fixed assets                                   (12,593)      (8,777)
Proceeds from sale of assets                                 4,123          200
Acquisition of businesses                                       --       (1,300)
Purchase of short-term investments                         (10,000)     (24,900)
Maturities of short-term investments                        10,000       14,935
Deposit into restricted cash                                  (264)     (21,750)
                                                         -----------------------
Net cash used in investing activities                       (8,734)     (41,592)
                                                         -----------------------

FINANCING ACTIVITIES:
Proceeds from issuance of common stock                       6,674        2,336
Repurchases of common stock                                (38,401)     (14,425)
Change in book overdrafts                                    1,223        7,425
Repayment of capital lease obligations                        (293)          --
                                                         -----------------------
Net cash used in financing activities                      (30,797)      (4,664)
                                                         -----------------------

Net change in cash and cash equivalents                     (4,678)     (15,553)
Cash and cash equivalents at beginning of period            85,688      101,241
                                                         -----------------------
Cash and cash equivalents at end of period               $  81,010    $  85,688
                                                         =======================

                                         4th Quarter          Fiscal Year
                                         -----------          -----------
                                       2004       2003       2004      2003
                                       ----       ----       ----      ----
                                    (14 weeks) (13 weeks) (53 weeks) (52 weeks)
Supplemental Information
  Net Revenues:
  Medicare (1)                       $ 59,365   $ 50,160   $228,114   $178,662
  Medicaid and Local Government        38,528     39,430    154,388    165,151
  Commercial Insurance and Other      127,648    114,279    463,262    470,216
                                    --------------------  --------------------
     Total net revenues              $225,541   $203,869   $845,764   $814,029
                                    ====================  ====================

A reconciliation of net income between as reported and as adjusted, and the related diluted earnings per share amounts follows(2):

Net Income - As Reported             $  6,894   $ 41,771   $ 26,488   $ 56,766
Add: income tax expense
  (benefit) - as reported (3)           1,582    (34,883)    13,693    (33,468)
                                    --------------------  --------------------
Income before income taxes -
  as reported                           8,476      6,888     40,181     23,298
Less: Gain on sale of
  Canadian investment (4)                  --         --       (946)        --
Less: Medicare cost report
  settlements (1)                        (278)        --    (10,365)        --
Add: Revenue adjustment for
  estimated Medicare
  repayment (1)                            --         --      1,000         --
                                    --------------------  --------------------
Income before income taxes -
  as adjusted                           8,198      6,888     29,870     23,298
Less: income tax expense - at
  normalized tax rate (3)              (3,371)    (2,686)   (11,649)    (9,086)
                                    --------------------  --------------------
Net Income - As Adjusted             $  4,827   $  4,202   $ 18,221   $ 14,212
                                    ====================  ====================

Diluted Earnings per Share
Net Income - As Reported             $   0.27   $   1.53   $   1.00   $   2.07
                                    ====================  ====================
Net Income - As Adjusted             $   0.19   $   0.15   $   0.69   $   0.52
                                    ====================  ====================

Notes:

1) Medicare revenues for the fourth quarter of fiscal 2004 included approximately $0.3 million received from a $1.4 million settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1998 cost reports. Medicare revenues for fiscal 2004 included approximately $10.4 million received in settlement of the Company's appeals filed with the PRRB related to the reopening of all of its 1997 and 1998 cost reports reduced by a $1 million estimated repayment to Medicare in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. In connection with the estimated repayment, the Centers for Medicare & Medicaid Services has determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) Although "Net Income - As Adjusted" is a non-GAAP financial measure, management believes that the presentation of net income as calculated using normalized tax rates for each period and excluding the PRRB settlements and the estimated Medicare repayment as described in Note 1, as well as the gain on the sale of Gentiva's investment in a Canadian homecare company, as described in Note 4, is a useful adjunct to "Net Income - As Reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the fourth quarters and fiscal years 2004 and 2003. Furthermore, due to the lower effective tax rates reflected in the reported results for the fourth quarter and fiscal year of both 2004 and 2003 as described in Note 3, the presentation of "Net Income - As Adjusted" incorporates an effective tax rate which is more representative of the Company's normalized annual tax rate for reporting purposes. Management also believes that the PRRB settlements in the fourth quarter and fiscal 2004, reduced by the Medicare estimated repayment recorded in fiscal 2004, should be excluded from "Net Income - As Adjusted" as these items relate to reimbursement activities as described in Note 1. In addition, the gain on the sale of the Canadian investment should be excluded from "Net Income - As Adjusted," since this is a nonrecurring item. For these reasons, management believes that "Net Income - As Adjusted" is useful to investors. Investors should not view "Net Income - As Adjusted" as an alternative to the GAAP measure of Net income.

3) For the fourth quarter and fiscal year 2004, the Company's effective tax rates were approximately 18.7% and 34.1%, respectively, due primarily to the recognition of certain state net operating loss carryforwards. During the fourth quarter and fiscal year 2003, the Company recognized income tax benefits associated with i) the utilization of a portion of a valuation allowance to offset a corresponding decrease in net deferred tax assets during interim periods, and ii) the reversal of the remaining valuation allowance against net deferred tax assets at the end of fiscal 2003. Management believes that an annual effective tax rate of 39% is more representative of the Company's normalized rate for reporting purposes, exclusive of the aforementioned tax adjustments and, as such, the Company has incorporated this normalized tax rate in its presentation of "Net Income - As Adjusted."

4) Income before income taxes for fiscal 2004 included a gain of $946,000 from the sale of Gentiva's 19.9% interest in a Canadian homecare company to whom Gentiva sold its Canadian operations in November 2000.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K for the year ended December 28, 2003.

                                      # # #